FIRST AMENDMENT TO THE
EMPLOYMENT AGREEMENT
BETWEEN
FOSTER WHEELER LTD.
AND
RAYMOND J. MILCHOVICH

THIS FIRST AMENDMENT to the Employment Agreement between Foster Wheeler Ltd. (“Foster Wheeler”) and Raymond J. Milchovich (the “Executive”) dated as of August 11, 2006 (the “Employment Agreement”) is made and entered into as of January 30, 2007.

WITNESSETH

WHEREAS, Foster Wheeler and the Executive heretofore entered into the Employment Agreement;

WHEREAS, the parties each desire to amend the Employment Agreement as set forth below.

NOW THEREFORE, Foster Wheeler and the Executive hereby mutually agree to amend the Employment Agreement as follows:

1.  Effective the date hereof, Section 1.1 is hereby revised to read as follows:

Employment, Duties. The Company hereby employs the Executive for the Term (as defined in Section 2.1), to render exclusive and full-time services to the Company, in the capacity of chief executive officer of the Company and to perform such other duties consistent with such position (including service as a director or officer of any affiliate of the Company if elected) as may be assigned by the Board of Directors of the Company (the “Board”); provided, however, that the Executive may, subject to approval by the Board, serve on the Board of Directors of not more than two for-profit businesses at any time during the Term that do not compete with the Company and may participate in civic, charitable and industry organizations to the extent that such participation does not materially interfere with the performance of his duties hereunder. The Executive’s title shall be Chief Executive Officer, or such other titles of at least equivalent level consistent with the Executive’s duties from time to time as may be assigned to the Executive by the Board, and the Executive shall have all authorities as are customarily and ordinarily exercised by executives in similar positions in similar businesses in the United States. The Executive shall report solely to the Board. The Company agrees to use its best efforts to cause the Executive to be elected to the Board, and to have the Executive serve as Chairman of the Board throughout his service on the Board during the Term.

2.  Effective January 1, 2007, subsection 3.6(i) of the Employment is hereby revised to read as follows:

(i)  During the Term, the Executive shall be provided by the Company with the following perquisites:

(a)  supplemental term life insurance equal to Executive’s Base Salary;

(b)  an annual physical examination;

(c)  home office equipment and associated services for business use in Executive’s homes;

(d)  should the personal security of the Executive become an issue, reasonable security measures shall be provided by the Company, as required and determined by the Executive and subject to approval by the Compensation Committee of the Board;

(e)  annual reimbursement for the reasonable fees associated with financial planning and income tax advice and document preparation; and

(f)  Company-furnished automobile or automobile allowance at a level no less favorable than any other executive at or below the Executive’s level.

IN WITNESS WHEREOF, Foster Wheeler and the Executive have executed this First Amendment.

FOSTER WHEELER LTD.	RAYMOND J. MILCHOVICH

By: /s/ Diane C. Creel	/s/ Raymond J. Milchovich
Name: Diane C. Creel
Title: Chair of the Compensation Committee